Exhibit 2.2

                             KATANGA MINING LIMITED

                        CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007

                             KATANGA MINING LIMITED

                        CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2008 and 2007








 TABLE OF CONTENTS                                                   PAGE


 Management's Responsibility Letter and Auditors' Report                 3

 Consolidated Statements of Operations and Comprehensive Loss            5

 Consolidated Balance Sheets                                             6

 Consolidated Statements of Changes in Shareholders' Equity              7

 Consolidated Statements of Cash Flows                                   8

 Notes to Consolidated Financial Statements                            9-38

KATANGA MINING LIMITED


Management's Responsibility for Financial Reporting

The accompanying consolidated financial statements of Katanga Mining Limited were prepared by management in accordance with Canadian generally accepted accounting principles. Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company's circumstances. The significant accounting policies of the Company are summarized in note 4 to the consolidated financial statements.

Management has established a system of internal control over the financial reporting process, which is designed to provide reasonable assurance that relevant and reliable information is produced.

The Board of Directors is responsible for reviewing and approving the consolidated financial statements and for ensuring that management fulfills its financial reporting responsibilities. An Audit Committee which is comprised of independent non-executive directors assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management as well as with the independent auditors to review the internal controls over the financial reporting process, the consolidated financial statements and the auditors' report. The Audit Committee also reviews the Annual Report to ensure that the financial information reported therein is consistent with the information presented in the consolidated financial statements. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company's affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.



Signed by
Steven Isaacs                                         Nick Brodie
Interim Chief Executive Officer                       Chief Financial Officer

March 31, 2009

    The accompanying notes constitute an integral part of these consolidated financial statements

Auditors' Report

To the Shareholders of Katanga Mining Limited


We have audited the consolidated balance sheets of Katanga Mining Limited as at December 31, 2008 and 2007 and the consolidated statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.



Chartered Accountants, Licensed Public Accountants
Toronto, Ontario

March 31, 2009

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

For the year ended December 31,                                                                Note         2008           2007
------------------------------------------------------------------------------------------------------------------------------------

Sales revenues                                                                                  17     $     209,991  $           -
Cost of sales                                                                                   17          (227,941)             -
Royalties and transportation costs                                                                           (52,415)             -
Depreciation and amortization                                                                                (16,604)             -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             (86,969)             -
Other income (expenses)
 General and administrative                                                                     18           (66,710)       (15,629)
 Impairment of mineral properties and inventories                                               19        (1,544,410)             -
 Debenture interest                                                                                          (18,426)       (18,996)
 Interest income                                                                                              16,180          4,712
 Other expenses                                                                                 20            (5,620)       (18,370)
------------------------------------------------------------------------------------------------------------------------------------
Loss for the year before income taxes                                                                     (1,705,955)       (48,283)

Recovery of income taxes                                                                        23           407,062            429
------------------------------------------------------------------------------------------------------------------------------------
Net loss and comprehensive loss for the year                                                           $  (1,298,893) $     (47,854)
------------------------------------------------------------------------------------------------------------------------------------

Basic and diluted loss per common share                                                                $       (6.51) $       (0.61)
Weighted average number of common shares outstanding                                                     199,535,725     78,447,108

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

CONSOLIDATED BALANCE SHEETS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

As at December 31,                                                                           Note        2008             2007
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets
Cash, cash equivalents and restricted cash                                                     7    $       42,449   $      100,714
Inventories                                                                                    8            57,180           16,260
Prepaid expenses and other current assets                                                                   23,800           11,539
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           123,429          128,513
Non current
Property, plant and equipment                                                                  9         1,342,924          298,262
Future income tax assets                                                                      23            59,151              601
Deferred acquisition costs                                                                                       -           18,926
Other non-current assets                                                                                     4,852            2,520
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    $    1,530,356   $      448,822
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Current
Accounts payable and accrued liabilities                                                      10    $      176,497   $       43,450
Unearned revenue                                                                                            14,041                -
Non-hedged derivative financial instruments                                                   13                48                -
Restricted stock units                                                                        16                66            5,291
Accrued acquisition costs                                                                                    2,232           18,404
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           192,884           67,145

Non current
Convertible debt                                                                             4, 12         163,848          149,518
Debentures payable                                                                            11            94,520          118,012
Asset retirement obligations                                                                  15             4,674                -
Future income tax liabilities                                                                 23           222,070                -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           677,996          334,675
------------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock                                                                                 14            20,644            7,901
Warrants                                                                                      14             5,809            5,809
Contributed surplus                                                                           14         2,174,787          150,424
Equity component of convertible debt                                                          12             2,716            2,716
Deficit                                                                                                 (1,351,596)         (52,703)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           852,360          114,147
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    $    1,530,356   $      448,822
====================================================================================================================================


Going concern uncertainties - Note 1
Description of business - Note 2
Acquisition of Nikanor Plc - Note 3
Commitments - Note 22

Signed by
Hugh Stoyell (Non-executive Chairman)               Robert G. Wardell (Director)

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                                             Equity
                                                                                                            component
                                                                                                                of
                                                                  Number of   Capital          Contributed  convertible
                                                                     shares    stock  Warrants   surplus       debt       Deficit
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2007                                         78,037,476 $ 7,816 $ 6,736  $  137,123  $          - $    (4,741)
Options exercised during
 the year                                                             216,667      22       -       1,189             -           -
Warrants exercised during
 the year                                                             633,600      63    (927)      5,893             -           -
Options vested during the year                                              -       -       -       6,219             -           -
Equity component of
 convertible debt                                                           -       -       -           -         2,716           -
Loss for the year                                                           -       -       -           -             -     (47,854)
Transition adjustment                                                       -       -       -           -             -        (108)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2007                                       78,887,743   7,901   5,809     150,424         2,716     (52,703)
Options vested during the year                                              -       -       -      13,731             -           -
Performance awards vested
 during the year                                                            -       -       -      13,335             -           -
Performance awards exercised
 during the year                                                      215,362      21       -         (21)            -           -
Shares issued on acquisition
 of Nikanor PLC (note 3)                                          127,217,697  12,722       -   1,997,318             -           -
Loss for the year                                                           -       -       -           -             -  (1,298,893)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2008                                      206,320,802 $20,644 $ 5,809  $2,174,787  $      2,716 $(1,351,596)
------------------------------------------------------------------------------------------------------------------------------------

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

For the year ended December 31,                                                                         Note     2008        2007
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net loss for the year                                                                                        $(1,298,893) $ (47,854)
Adjusted for:
 Depreciation and amortization                                                                                    16,604          -
 Impairment of mineral properties and inventories                                                        19    1,544,410          -
 Non-cash fair value increase in inventory realized in
  cost of sales                                                                                          17       68,934          -
 Stock-based compensation                                                                                         11,257      3,124
 Debenture interest                                                                                                1,137     17,599
 Unrealized foreign exchange loss                                                                                  3,068     19,964
 Asset retirement obligation accretion                                                                               122          -
 Net derivative loss                                                                                               2,552          -
 Future income taxes                                                                                            (407,062)      (601)
Change in non-cash working capital
 Increase in prepaid expenses and other current assets                                                            11,023          -
 Increase in inventories                                                                                         (18,047)   (16,084)
 Increase in accounts payable and accrued liabilities                                                             19,745          -
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (45,150)   (23,852)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
Additions to property, plant and equipment                                                                      (438,564)  (227,884)
Cash acquired (used) on acquisition of
 Nikanor PLC, net of acquisition costs                                                                   3       428,376       (522)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (10,188)  (228,406)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Proceeds from convertible debt                                                                                         -    150,000
Issue of common shares and the exercise of options and
 warrants, net of issue costs                                                                                          -      6,239
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       -    156,239
------------------------------------------------------------------------------------------------------------------------------------

Decrease in cash and cash equivalents                                                                            (55,338)   (96,019)

Cash, cash equivalents and restricted cash, beginning of year                                                    100,714    196,986
Effect of exchange rate changes on
 cash held in foreign currencies                                                                                  (2,927)      (253)
------------------------------------------------------------------------------------------------------------------------------------
Cash, cash equivalents and restricted cash, end of year                                                      $    42,449  $ 100,714
------------------------------------------------------------------------------------------------------------------------------------

Supplementary cash flow information
Interest paid                                                                                                $    17,289  $   1,505
Income taxes paid                                                                                            $       121  $     216
------------------------------------------------------------------------------------------------------------------------------------

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

1.       GOING CONCERN UNCERTAINTIES

         The consolidated financial statements have been prepared using Canadian generally accepted accounting principles ("Canadian GAAP") applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due. In 2008, the Company incurred a net loss of $1,298,893 (including the impairment of mineral properties and inventories of $1,544,410). As at December 31, 2008, the Company had a deficit of $1,351,596 and a working capital deficiency of $69,455. On January 12, 2009, the Company completed a $265,300 loan facility (the Glencore and RP Explorer Facility) including $100,000 of additional financing, (see note 5). During the first half of 2009, the Company requires an additional US$250,000 in equity and/or debt financing to meet its estimated cash requirements to fund ongoing operations and capital expenditure commitments. Options are currently being pursued by the Company to find potential investors. Assuming US$250,000 is raised in debt and/or equity, the full amount of the $265,300 facility, will be mandatorily converted into equity, further strengthening the Company's balance sheet. The Company is currently examining a number of financing alternatives to allow the Company to continue the development and operation of the Kamoto Project and the KOV pit. However, there can be no assurances that the Company's activities will be successful or sufficient and as a result there is significant doubt as to the Company's ability to continue as a going concern. If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments to the carrying values of assets and liabilities, reported expenses and balance sheet classifications may be necessary. These adjustments could be material.


2.       DESCRIPTION OF BUSINESS

         Katanga Mining Limited ("Katanga" or the "Company") is incorporated under the laws of Bermuda.

         Katanga, through Kamoto Copper Company SARL ("KCC") and DRC Copper and Cobalt Project SARL ("DCP"), is engaged in copper and cobalt mining and related activities. KCC and DCP operate on adjacent properties in the Democratic Republic of Congo ("DRC") and are working to create a major single-site copper and cobalt operation.

         KCC and DCP are engaged in the exploration, refurbishment and rehabilitation of the Kamoto/Dima mining complex (the "Kamoto Project") and the KOV copper and cobalt mine respectively, in the DRC.

         The Kamoto Project includes exploration and mining properties, the Kamoto concentrator, the Luilu metallurgical plant, the Kamoto underground mine and two oxide open pit resources in the Kolwezi district of the DRC.

         DCP's assets include mining properties, a concentrator and various oxide open pit resources, the largest of which is the KOV pit. The KOV pit is not yet in commercial production.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

3.       ACQUISITION OF NIKANOR PLC

         On January 11, 2008, the Company acquired 94.10% of the outstanding common shares of Nikanor plc ("Nikanor"). On February 29, 2008, the Company acquired the balance of the outstanding common shares of Nikanor through a statutory compulsory acquisition procedure.

         The acquisition was achieved by:

              a) The payment of $2.16 per share, ($446,148) in cash to each Nikanor shareholder. This amount was paid from Nikanor's cash resources prior to the acquisition.
              b) The issue by the Company of 0.613 new common shares for each Nikanor share outstanding. This resulted in the issuance of 127,217,697 common shares of the Company with an aggregate fair value of $2,010,040. The value ascribed to each Katanga share was determined using the average quoted market value of the Katanga shares two days before and two days after the announcement of the transaction ($15.80).

         For purposes of the allocation of the purchase consideration to the Nikanor assets and liabilities acquired, the fair value of all assets and liabilities other than property, plant and equipment, finished goods inventory and the future income tax liability was considered to be equal to their respective book values.

         The fair value of the assets purchased from Nikanor PLC, plus acquisition costs (including values assigned to rollover options and performance shares) and their associated future income tax liability were:

            Asset/Liability                                                                                           Fair Value
            ------------------------------------------------------------------------------------------------------------------------
            Cash and cash equivalents (after the distribution in a) above)                                         $        406,660
            Cash investments with maturities greater than three months                                                       58,354
            Inventories (after fair value increase of $68,934 from book value)                                              108,375
            Accounts receivable                                                                                              18,342
            Prepaid expenses and other current assets                                                                        15,899
            Property, plant and equipment:
            KOV                                                                                                           1,833,368
            Other                                                                                                           230,082
            Future income tax asset                                                                                             905
            Future income tax liability                                                                                    (570,691)
            Accounts payable and accrued liabilities                                                                        (43,881)
            Asset retirement obligation                                                                                      (2,410)
            Net derivative instruments                                                                                       (2,940)
            ------------------------------------------------------------------------------------------------------------------------
            Total                                                                                                  $      2,052,063
            ------------------------------------------------------------------------------------------------------------------------

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

4.       BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of presentation


         The consolidated financial statements have been prepared by the Company in accordance with Canadian GAAP. The consolidated financial statements consolidate the assets, liabilities and results of all entities in which the Company holds a controlling financial interest. The effects of all transactions between controlled entities are eliminated.

         The consolidated financial statements include the Company's wholly-owned subsidiaries and its 75% interests in KCC and DCP.

         Foreign currency translation

         The functional currency of the Company is the US dollar. The Company's foreign operations are classified as integrated for foreign currency translation purposes. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates in effect at the balance sheet date. Non-monetary items are translated at historical rates. Revenues and expenses are translated at the average exchange rate during the year with the exception of depreciation and amortization which is translated at the historical rate recorded for property, plant and equipment. Exchange gains and losses arising on the translation of monetary assets and liabilities are included in the statement of operations for the current period.

         Use of estimates

         In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period.

         Significant areas where management's judgment is applied include, but are not limited to:

          o    Going concern uncertainties, (see note 1)

          o The carrying value of mineral properties and inventories and impairment charges related thereto

          o    Estimation of asset retirement obligations

          o Estimation of future income taxes oFair value estimates for stock options, warrants and restricted stock units

          o    Estimated useful lives of depreciable assets

         While management believes that these estimates and assumptions are reasonable, actual results could vary significantly from these estimates.

         Revenue recognition

         Revenues are recognized when title, risk and rewards pass to the customer, typically when goods have been delivered to a contractually agreed location. Sales agreements are generally recognized at a provisional price with final prices being determined at a specified future date based on market prices. Changes between the price recorded upon initial recognition of revenue and the final price due to fluctuations in commodity prices result in the existence of an embedded derivative. This embedded derivative is recorded at fair value, with changes in fair value recorded in revenue and accounts receivable, (see note 20).

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

4. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Revenue recognition (continued)

         Lease payments are payable to Gecamines, (2%) and royalties to the DRC treasury, (2%) based on net sales receipts. Net sales receipts are defined as gross revenues less permitted deductions (costs related to the transportation, sale, insurance and storage and all applicable taxes). Lease payments and royalties are included within royalties and transportation costs in the consolidated statement of operations and comprehensive loss.

         As at December 31, 2008, the Company recognized an unearned revenue balance of US$14.0 million due to an advance payment received on future sales. Sales revenue is not recognized until title and ownership has transferred.

         Income taxes

         Income taxes are calculated using the asset and liability method of tax accounting. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and on unclaimed losses carried forward and are measured using the substantively enacted tax rates that will be in effect when the differences are expected to reverse or losses are expected to be utilized. Future income tax assets are recognized to the extent that the likelihood of recovering future income tax assets is considered more likely than not.

         Loss per common share

         Basic loss per common share is computed by dividing the loss for the year by the weighted average number of common shares outstanding during the year, including contingently issuable shares which are included when the conditions necessary for issuance have been met. Diluted loss per share is calculated in a similar manner, except that the weighted average number of common shares outstanding is increased to include potentially issuable common shares from the assumed exercise of common share purchase options, warrants and on the conversion of debt, if dilutive. The number of additional shares included in the calculation is based on the treasury stock method for options, warrants and the conversion of debt. Currently, the effect of potential issuances of shares under options warrants and the conversion of debt would be anti-dilutive and accordingly basic and diluted loss per common share are the same.

         Cash and cash equivalents

         Cash and cash equivalents include cash on hand, balances with banks and short-term deposits with original maturities of three months or less.

         Inventories

         Inventories include inventory of supplies, which consists of raw materials and consumables, and product inventories.

         Inventory of supplies is valued at the lower of cost and net realizable value on a first-in first-out ("FIFO") basis. Cost includes all costs incurred in the normal course of business in bringing each supply to its present location and condition.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

4. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Inventories (continued)

         Product inventories include ore in stockpiles, work in progress and finished product (which comprises copper cathode, copper concentrate, cobalt metal and cobalt concentrate). Product inventory is measured at the lower of cost and net realizable value. Cost is calculated as a weighted average cost, including materials, direct labor, other direct costs, production overheads and amortization of property, plant and equipment directly involved in the mining and production processes.

         Property, plant and equipment

         Property, plant and equipment are recorded at cost less accumulated depletion and amortization less any accumulated impairment write downs.

         Depreciation and amortization are charged to the statement of operations over the estimated useful lives of the assets on a units-of-production or straight line basis as appropriate.

         Mineral interests

         All direct costs relating to the mineral interests which meet the generally accepted criteria for deferral are capitalized as incurred. These criteria include having a clearly defined process with identifiable associated costs, establishment of technical feasibility, an intention to process and sell the recovered minerals to a clearly defined market, and adequate resources exist or are expected to be available to complete the project to commercial production.

         Carrying values of mineral interests as reported on the balance sheet do not necessarily reflect the actual present or future value. Recovery of carrying values is dependent upon the future commercial success of operations.

         Upon establishment of commercial production, carrying values of mineral interests are amortized over the estimated life of the mines, using the units-of-production method, based upon the current estimated recoverable reserves and resources.

         The Kamoto Project commenced commercial production on June 1, 2008 following the completion of operational commissioning of the initial phase of development. Costs capitalized in relation to this initial phase of development are now being amortized on a units-of-production basis.

         Other property, plant, equipment and amortization

         Other property, plant and equipment is depreciated using the following rates and methods:

                  Plant and equipment                3 -7 years        Straight-line
                  Computer equipment                 3 years           Straight-line
                  Computer software                  1-3 years         Straight-line
                  Furniture and fixtures             3-10 years        Straight-line
                  Housing                            10 years          Straight-line
                  Tools                              7 years           Straight-line
                  Vehicles                           3-7 years         Straight-line
                  Leasehold improvements             -                 Over term of underlying lease

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

4. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Impairment of long-lived assets

         Property, plant and equipment and mineral properties are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When events or changes in circumstance suggest possible impairment, estimated future net cash flows for a mine or development project are calculated using estimated future prices, mineral resources and operating and capital costs on an undiscounted basis. When estimated future undiscounted cash flows are less than the carrying value, the asset is considered impaired. Reductions in carrying value are recorded to the extent the book value exceeds the fair value of the assets.

         As at December 31, 2008, the Company has assessed an impairment on the basis of a revised Joint Venture Agreement that details life of mine lease as 30 years with two renewal options that are currently under negotiation. Given the current challenging economic environment, the Company has recorded an impairment write down against property, plant and equipment totalling $1,498.3 million as well as a write down of inventories totalling $46.0 million as explained more fully in note 19.

         The Company's estimates of mineral prices, recoverable reserves and operating and capital costs are subject to certain risks and uncertainties that may affect the recoverability of mineral property costs. Although the Company has made its best estimate of these factors, it is possible that changes could occur that could further affect management's estimate of the recoverable amount.

         Borrowings

         Borrowings are initially recognized at fair value less attributable issue costs. Subsequent to initial recognition borrowings are stated at amortized cost.

         Asset retirement obligations

         The fair value of liabilities for asset retirement obligations is recognized in the period in which they are incurred. The fair value is determined based on the estimated future cash flows required to settle the liability discounted at an estimated risk-free rate. The liability is adjusted for changes in the expected amounts and timing of cash flows and accreted over time to its present value, (accretion charge is included in the statement of operations within cost of sales).The associated asset retirement costs are capitalized as part of the carrying amount of property, plant and equipment and amortized over the expected useful life of the asset.

         Deferred acquisition costs

         Costs incurred prior to December 31, 2007 relating to the acquisition of Nikanor were deferred and shown on the consolidated balance sheet as deferred acquisition costs until the acquisition date, January 11, 2008, at which point they have been considered as part of the cost of acquisition of Nikanor (see note 3).

         Stock-based compensation

         The Company recognizes the fair value of stock-based compensation over the vesting period of the options and restricted stock units. The fair value of the options granted is calculated using an option pricing model that takes into account the exercise price, expected life of the option, expected volatility of the underlying shares, expected dividend yield, and the risk free interest rate for the term of the option.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

4. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Stock-based compensation (continued)

         The fair value of the restricted stock units is based on the market value of the underlying stock at the date of grant and is revalued based on the market value at the balance sheet date.

         Comparative figures

         Certain of the 2007 figures have been reclassified to conform with current year financial statement presentation.

         New accounting policies

         On January 1, 2008, the Company adopted the following new accounting standards that were issued by the Canadian Institute of Chartered Accountants, ("CICA").

         Adopted in fiscal 2008

         Capital Disclosures and Financial Instruments - Disclosures and Presentation

         The CICA issued three new accounting standards: Handbook Section 1535, "Capital Disclosures", Handbook Section 3862, "Financial Instruments - Disclosures", and Handbook Section 3863, "Financial Instruments - Presentation". These standards are effective for interim and annual consolidated financial statements for the Company's reporting period beginning on October 1, 2007.

         Section 1535 specifies the disclosure of (i) an entity's objectives, policies and processes for managing capital; (ii) quantitative data about what the entity regards as capital; (iii) whether the entity has complied with any capital requirements; and (iv) if it has not complied, the consequences of such non-compliance. The Company has included disclosures recommended by the new Handbook section in note 5 to these consolidated financial statements.

         The new Sections 3862 and 3863 replace Handbook Section 3861, "Financial Instruments -- Disclosure and Presentation", revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks. The Company has included disclosures recommended by the new Handbook section in note 6 to these consolidated financial statements.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

4. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Adopted in fiscal 2008 (continued)

         CICA Handbook Section 1400, "General Standards on Financial Statements Presentation", has been amended to include requirements to assess and disclose an entity's ability to continue as a going concern. The standard requires that management make an assessment of a company's ability to continue as a going concern and to use the going concern basis in the preparation of the financial statements unless management either intends to liquidate the company or to cease trading, or has no realistic alternative but to do so. When management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon a company's ability to continue as a going concern, those uncertainties should be disclosed. The adoption of these amendments has not had a material impact on the Company's consolidated financial statements.

         To be adopted in fiscal 2009 and beyond

         International Financial Reporting Standards

         The CICA plans to transition Canadian GAAP for public companies to International Financial Reporting Standards ("IFRS"). The effective changeover date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The impact of the transition to IFRS on the Company's consolidated financial statements has not yet been determined.

         Business Combinations

         In October 2008, the CICA issued Handbook Section 1582, Business Combinations, which establishes new standards for accounting for business combinations. This is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Should the Company engage in a future business combination, it would consider early adoption to coincide with the adoption of IFRS.

         Non-controlling Interests

         Also in October 2008, the CICA issued Handbook Section 1602, Non-controlling Interests, to provide guidance on accounting for non-controlling interests subsequent to a business combination. This is effective for fiscal years beginning on or after January 2011.

         Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

         In January 2009, the CICA approved EIC 173 - Credit Risk and the Fair Value of Financial Assets and Financial Liabilities. This guidance clarified that an entity's own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities including derivative instruments. This guidance is applicable to fiscal periods ending on or after January 12, 2009. The Company does not expect that this will have any material impact on its consolidated financial statements.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

4. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         To be adopted in fiscal 2009 and beyond (continued)

         CICA 3064 Goodwill and Intangible Assets

         The CICA has issued Handbook Section 3064 Goodwill and Intangible assets which may affect the financial disclosures and results of the Company. This Section applies to annual and interim financial statements relating to fiscal years beginning on or after October 1, 2008 and the Company will adopt the requirements commencing in the quarter ending March 31, 2009. Section 3064 establishes revised standards for recognition, measurement, presentation and disclosure of goodwill and intangible assets. The Company is currently assessing the impact of adoption however does not anticipate any material changes.

5.       FINANCING AND CAPITAL DISCLOSURES

         Completion of loan facility subsequent to December 31, 2008

         On January 12, 2009, the Company announced completion of a two-year mandatorily convertible loan facility of $265.3 million. The Facility is split in two parts:

          o a new finance facility of $100 million underwritten by Glencore International AG ("Glencore"); and
          o an amendment and restatement of the existing $150 million loan facility provided by Glencore, which, with accrued interest amounts to $165.3 million.

         The Facility bears interest at LIBOR plus 3% payable upon maturity. During the two-year term, the Facility is convertible at the option of each lender into common shares of the Company either at any time while the loan is outstanding at US$0.2783 per common share (this may be adjusted for dilutive equity issues and other matters) (the "Conversion Price"), being the 5-day volume weighted average price per common share immediately prior to this announcement converted into US dollars using the noon rate published by the Bank of Canada for December 23, 2009, or at any time within seven days of any equity issuance of more than US$25 million by the Company at the price per share of the equity issuance converted into US dollars.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

5.       FINANCING AND CAPITAL DISCLOSURES (continued)

         Completion of loan facility subsequent to December 31, 2008 (continued)

         In addition, the Facility is convertible into Company common shares on a mandatory basis when US$250 million has been raised by the Company through equity and/or debt financing at the lower of the price equal to the initial conversion price (as adjusted) and the price per share of any equity issuance (of more than US$25 million) prior to such conversion and if more than one such equity issuance, at the weighted average price of such equity issuances, converted in each case into US dollars. An aggregate of up to approximately 953 million common shares are issuable upon conversion of the loan at the Conversion Price.

         As of February 9, 2009, the Company completed the second close of the mandatorily convertible loan facility. Participations in the Facility amounting to US$64.5 million (representing approximately 24.2% of the amount outstanding under the Facility) were transferred by Glencore to RP Explorer Master Fund ("RP") and certain affiliated entities and entities related thereto.

         Capital disclosures

         The Company's objective when managing capital is to safeguard its accumulated capital in order to provide an adequate return to shareholders by maintaining a sufficient level of funds to support continued production and rehabilitation.

         The Company manages its capital structure and makes adjustments to it, based on the level of funds available to the Company to manage its operations. In order to maintain or adjust the capital structure, the Company expects that it will be able to obtain long-term debt, equipment-based financing and/or project-based financing sufficient to maintain and expand its operations. There are no assurances that these initiatives will be successful. In order to achieve these objectives, the Company invests its unexpended cash in highly liquid, highly rated financial instruments.

         The Company is currently in compliance with all capital requirements including requirements relating to its long-term debt. See note 1, Going concern uncertainties regarding going concern uncertainty disclosure.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

6.       FINANCIAL RISK MANAGEMENT

         The Company's risk exposures and their impact on the Company's consolidated financial position are summarized below:

         Credit risk

         The Company's credit risk is primarily attributable to short-term deposits and trade receivables from copper, cobalt and concentrate sales. The Company has a concentration of credit risk with all sales primarily to two customers, which are closely monitored by management.

         The majority of the Company's cash and cash equivalents are on deposit with banks or money market participants with a Standard and Poors rating of A or greater in line with the Company's treasury policy. The Company does not own any asset-backed commercial paper.

         Market risk

         (a) Interest rate risk

         The Company has cash balances, fixed interest convertible debt and debenture notes.

         The interest rate on the convertible debt is floating and was 7.2% as at December 31, 2008. The debenture notes have a fixed interest rate of 14.0%.

         (b) Foreign currency risk

         The Company's functional currency is the US dollar. Sales and the majority of major purchases are transacted in US dollars. The Company maintains the majority of its cash and cash equivalents in US dollars but it does hold balances in South African ZAR, GBP and Euros (for future expenditures which will be denominated in these currencies). It also maintains small balances in the local currency of the DRC, Congolese Francs. If the US dollar moved by plus or minus 1% at December 31, 2008, the unrealized foreign exchange gain or loss would move by approximately $1,000.

         The debentures payable are denominated in CDN$ and as such the Company is exposed to unrealized foreign exchange gains or losses which will be realized upon maturity of the debentures on November 30, 2013. A plus or minus 1% movement in the exchange rate at December, 31 2008 would affect the consolidated statement of operations by $1,116.

         The effect of changes in exchange rates on derivative financial instruments, (see note 13), would not be significant.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

6.       FINANCIAL RISK MANAGEMENT (continued)

         (c) Commodity price risk

         The Company sells copper, cobalt and cobalt concentrate at prevailing market prices. Under certain revenue contracts, final pricing adjustments are made after delivery to customers. The Company is therefore exposed to changes in commodity prices of copper and cobalt both in respect of future sales and previous sales which remain open to final pricing.

         The Company has not used any commodity price derivatives in this or the prior year. There is currently no intention to hedge future copper and cobalt sales. This policy may change subject to financing arrangements.

         As at December 31, 2008, the Company had 2,481 tonnes of copper, 159 tonnes of cobalt and 6,986 tonnes of concentrate sales for which final commodity prices have yet to be determined. These were valued at the end of the year at an average commodity price of $2,792 and $865 per tonne (actual dollars) of copper and cobalt concentrate, respectively. A 1% plus or minus movement in the copper and cobalt price at December 31, 2008 would result in a $142 (thousand) change to revenue and trade receivables.

         Liquidity risk

         The Company has sufficient cash resources to provide liquidity to meet it short-term requirements to the end of April 2009. The Company will require significant additional funding to complete the planned expansion of operations and to fund ongoing operations beyond that date. Securing adequate financing on a timely basis represents a liquidity risk to the Company. See note 1 regarding going concern uncertainties.

         Financial Instruments

         At December 31, 2008 and 2007, the Company's financial instruments consisted of cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued liabilities, non-hedged derivative financial instruments, short-term and long-term debt. The Company estimates that the fair value of these financial instruments approximates the carrying values at December 31, 2008 and 2007, respectively.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

7.       CASH, CASH EQUIVALENTS AND RESTRICTED CASH

         As at December 31, 2008, the Company has a restricted cash deposit of $3,000 which is held with a chartered bank in respect of these guarantees and included with cash on the consolidated balance sheet and cash flow statements.


8.       INVENTORIES

                                                                                                       December 31,    December 31,
                                                                                                           2008            2007
         ---------------------------------------------------------------------------------------------------------------------------
         Ore in stockpiles                                                                           $          6,460 $            -
         Work in progress                                                                                      13,189              -
         Finished product                                                                                       4,014              -
         ---------------------------------------------------------------------------------------------------------------------------
         Total product inventory                                                                               23,663              -
         Consumables                                                                                           33,517         16,260
         ---------------------------------------------------------------------------------------------------------------------------
                                                                                                     $         57,180 $       16,260
         ---------------------------------------------------------------------------------------------------------------------------

9.       PROPERTY, PLANT AND EQUIPMENT

                                                                                        Accumulated
                                                                                        depreciation
                                                                                        and impairment  December 31,   December 31,
                                                                            Cost         write downs        2008           2007
------------------------------------------------------------------------------------------------------------------------------------
Mineral interests
Capitalized development expenditures                                  $      2,401,835 $     1,498,349 $      903,486 $      282,975
Assets subject to depreciation                                                 332,865          10,512        322,353              -
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                        2,734,700       1,508,861      1,225,839        282,975
------------------------------------------------------------------------------------------------------------------------------------

Other property plant and equipment
Plant and equipment                                                             65,983           6,762         59,221              -
Computer equipment                                                               6,694           1,196          5,498          2,012
Computer software                                                                  612             224            388             20
Furniture and fixtures                                                           3,546           1,147          2,399            914
Land and buildings                                                               7,983             154          7,829          2,123
Tools                                                                            5,034             826          4,208          2,178
Vehicles                                                                        32,890           7,172         25,718          4,909
Closure and restoration costs                                                    5,116           2,019          3,097              -
Leasehold improvements                                                           1,107             230            877            994
Assets in transit                                                                    -               -          7,850          2,137
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                          128,965          19,730        117,085         15,287
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Total property, plant and equipment                                                                    $    1,342,924 $      298,262
------------------------------------------------------------------------------------------------------------------------------------

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

10.      ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                                                          December 31,  December 31,
                                                                                                              2008          2007
         ---------------------------------------------------------------------------------------------------------------------------

         Trade payables and accruals                                                                      $      82,091 $     43,450
         Trade payables and accruals on impairment of
          mineral properties(1)                                                                                  38,633            -
         Change of control accrual (2)                                                                           10,374            -
         Other accruals (1)                                                                                      45,399            -
         ---------------------------------------------------------------------------------------------------------------------------
         Total accounts payable and accrued liabilities                                                   $     176,497 $     43,450
         ---------------------------------------------------------------------------------------------------------------------------

         (1) During the year ended December 31, 2008, the Company indicated its intention to defer expansion plans relating to the development of a SX/EW plant. As a result of this decision, there has been an impairment of mineral properties (see note 19). As at December 31, 2008, the Company recorded an accrual for further amounts considered likely for liabilities and obligations incurred relating to work carried out on terminated contracts before and after December 31, 2008.

         (2) During the year ended December 31, 2008, five Company executives became entitled to termination payments upon their resignation pursuant to employment and change of control agreements, these amounts remain unpaid at December 31, 2008 and are expected to be settled in 2009 (see note 18).

11.      DEBENTURES PAYABLE

         On November 20, 2006, the Company closed a debenture offering of 115,000 units ("Units") for an aggregate of CDN$115,000,000. Each Unit consists of a CDN $1,000 unsecured subordinated note ("Notes") and 40 common share purchase warrants ("Warrants"). Each Warrant entitles the holder to purchase one common share of the Company anytime within five years from the closing date at CDN$8.50 per share. The Units do not trade and were separated into Notes and Warrants immediately upon issuance which trade separately. The Notes bear interest at the rate of 14% per annum, payable semi-annually in arrears in equal installments on January 1 and July 1 of each year, with interest payable from the closing date to June 30, 2007 added to the principal and cash interest payments commencing January 1, 2008. The Company may redeem the Notes, in whole or in part, at any time after November 20, 2009.

         The Notes mature on November 20, 2013.

         The resulting 4,600,000 Warrants were fair valued using the Black-Scholes valuation model at CDN$7,728,000 ($6,736,405) using the following underlying assumptions: dividend yield 0%, expected volatility (based on pricing of Warrants at time of debenture issue) 30%, risk-free rate of return 4.26% and expected life of 5 years. The fair value of each Warrant issued was CDN$1.68.

         During the year ended December 31, 2008 $17,289 of interest was paid on the debentures and during the year ended December 31, 2007 $8,331 of interest was capitalized to the debentures.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

11.      DEBENTURES PAYABLE (continued)

         The debentures payable balance is comprised of the following:

                                                                                                        December 31,   December 31,
                                                                                                            2008           2007
         ---------------------------------------------------------------------------------------------------------------------------
         Debentures payable, beginning of year                                                        $      118,012  $      93,497
         Changes during the year:
         Interest capitalized and payable upon maturity                                                            -          8,331
         Transition adjustment - deferred financing costs                                                          -         (4,023)
         Transition adjustment - interest                                                                          -            108
         Accretion                                                                                             1,541          1,540
         Foreign exchange translation (gain) loss (1)                                                        (25,033)        18,559
         ---------------------------------------------------------------------------------------------------------------------------
         Debentures payable, end of year                                                              $       94,520  $     118,012
         ---------------------------------------------------------------------------------------------------------------------------

         (1) The foreign exchange translation gain or loss is unrealized and represents the revaluation of the CDN dollar denominated debentures to US dollars. These foreign exchange gains/ losses are included in other expenses and income (see note 20). The foreign exchange translation amount will change in accordance with the relevant movement of the CDN dollar to the US dollar and will be realized upon maturity of the debentures.

12.      CONVERTIBLE DEBT

         On November 5, 2007, the Company's subsidiary KCC finalized a two-year term debt facility with Glencore International AG ("Glencore"). The key terms of the debt facility were a 2-year term, interest rate of LIBOR plus 4% (fixed in the first year at 8.6% and added to the loan principal, fixed at 7.2% for remaining life of debt), full amount repayable at the end of the 2-year term, mandatory prepayment on change of control, subordination agreement making the loan senior ranking to other indebtedness and the loan was guaranteed by the Company.

         The Company signed a conversion agreement with Glencore in relation to the debt. The agreement gave Glencore the right to convert the full loan, at any time, into 9,157,509, common shares of the Company. If the loan is repaid early, in part or in full, Glencore must exercise its conversion rights within 21 days of repayment.

         The debt facility was repayable on November 5, 2009. However, because of the completion of a new two-year loan facility in January 12, 2009, the convertible debt has been shown as long-term at December 31, 2008.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

12.      CONVERTIBLE DEBT (continued)

         The convertible debt is comprised of the following:

                                                                                                      December 31,    December 31,
                                                                                                          2008            2007
         ---------------------------------------------------------------------------------------------------------------------------
         Convertible debt, beginning of year                                                         $      149,518 $             -
         Glencore International AG debt facility - principal amount                                               -         150,000
         Equity component of convertible debt (1)                                                                 -          (2,716)
         Interest capitalized                                                                                12,973           2,008
         Accretion (2)                                                                                        1,357             226
         ---------------------------------------------------------------------------------------------------------------------------
         Convertible debt, end of year                                                               $      163,848 $       149,518
         ---------------------------------------------------------------------------------------------------------------------------

          (1) The equity component of the convertible debt has been valued by determining the carrying amount of the financial liability. This was done by discounting the stream of future payments of interest and principal at the prevailing market rate for a similar liability that does not have the associated equity component (LIBOR plus 5%). The carrying amount of the equity instrument was then determined by deducting the carrying amount of the financial liability from the amount of the compound instrument as a whole. On issuance of the debt, the estimated fair value of $2,716 attributed to the equity component was credited to shareholders' equity on the consolidated balance sheet.

          (2) The convertible debt is being accreted to its face value over the term of the loan with a corresponding interest charge. Interest from inception of the facility of $14,981 has been credited to the loan principal. From the date of issuance to December 31, 2008, total accretion of $1,583 has been capitalized to mineral interests.


         Impact of New Financing

         On January, 12 2009, the Company announced a new convertible loan facility which included an amendment and restatement of the $150 million convertible debt completed on November 5, 2007 (see note 5).

13.      DERIVATIVE FINANCIAL INSTRUMENTS

         The fair values of all derivatives are separately recorded on the consolidated balance sheet. Derivatives embedded in other financial instruments or non-financial host contracts are treated as separate derivatives when their risks and characteristics are not closely related to their host contract and the host contract is not carried at fair value. No derivatives or embedded derivatives were designated as a hedge.

         The Company has acquired three foreign exchange derivatives at fair value as a consequence of the acquisition of Nikanor PLC:

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

13.      DERIVATIVE FINANCIAL INSTRUMENTS (continued)

         a)   Chinese Renminbi derivative
         The Company has entered into a capital asset procurement contract which is denominated in Chinese Renminbi. As it was not possible to hold sufficient quantities of Renminbi to hedge the exposure, the Company entered into a number of non-deliverable forwards to sell $34,398 in exchange for 245 million Renminbi on various dates in line with the contract payment dates.

         The non-deliverable forwards have been fair valued and recorded as a foreign currency forward contract on the consolidated balance sheet. The change in the fair value of the contract for the year ended December 31, 2008 is included in the consolidated statement of operations under other income (expenses). For the year ended December 31, 2008, a loss of $343 was recognized as a result of the change in the value of the US dollar relative to the Renminbi.

         b) Embedded derivatives in capital asset procurement contracts
         The Company has entered into two capital asset procurement contracts to purchase equipment which are determined as embedded foreign currency derivatives. These contracts are fair valued on the consolidated balance sheet. Following substantial payments, and the termination on one of these contracts, the fair value liability at acquisition of $3,235 has reduced to $nil at December 31, 2008. The reduction in fair value on the terminated contracts has been offset against the write down of mineral properties (see note 19) in the consolidated statement of operations, consistent with the treatment of the underlying assets. This reduced the write down by $2,571. Payments on the outstanding contracts are booked at their fair values at the inception of the derivative contracts; consequently an amount of $2,873 has been offset against payments made in the year ended December 31, 2008. In addition, a loss of $2,209 has been included in other expenses in the consolidated statement of operations for the year ended December 31, 2008.

         A summary of the assets and liabilities associated with the derivatives referred to in a) and b) above is as follows:

                                                                              As at December    Fair value at date of
                                                                                  31, 2008      acquisition of Nikanor
         --------------------------------------------------------------------------------------------------------------
         Current
         Foreign currency forward contract                                    $           (48) $                   295
         Embedded foreign currency derivatives                                              -                        -
         Non-Current
         Embedded foreign currency derivatives                                              -                   (3,235)
         --------------------------------------------------------------------------------------------------------------
                                                                              $           (48) $                (2,940)
         --------------------------------------------------------------------------------------------------------------

14.      CAPITAL STOCK AND CONTRIBUTED SURPLUS

         (a) AUTHORIZED

                 1,000 common shares, par value $12.00 each 5,000,000,000 common shares, par value $0.10 each

         On January 12, 2009, the authorized share capital of the Company was increased from 300,000,000 to 5,000,000,000 common shares with a par value of $0.10.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

14.      CAPITAL STOCK AND CONTRIBUTED SURPLUS (continued)

         (b) WARRANTS

         The following table reflects the continuity of warrants from December 31, 2006 to December 31, 2008:

                                                Outstanding                    Exercised/     Outstanding
                                    Exercise    December 31,  Issued during   Expired during  December 31,
                Expiry date          price (1)       2006        the period     the period    2007 and 2008
         ---------------------------------------------------------------------------------------------------
         November 20, 2011 (1)         CDN$8.50          3,966              -              -           3,966
         ---------------------------------------------------------------------------------------------------

         (1) The fair market value originally assigned to outstanding warrants was CDN$7,728 ($6,736). CDN$1,064 ($927) was transferred from warrants to capital stock and contributed surplus with respect to warrants exercised during the year ended December 31, 2007.

        (c)   STOCK OPTIONS

         The following table reflects the continuity of stock options for the years presented:

                                                                                                         Weighted Exercise
                                                                                      Number of stock     Price per Share
                                                                                           options              (1)
         -----------------------------------------------------------------------------------------------------------------

         Balance outstanding at December 31, 2006                                             2,190,000  $            6.90
         Granted during the year                                                              1,275,000              14.58
         Cancelled during the year                                                             (100,000)              7.30
         Exercised during the year                                                             (216,667)              6.06
         -----------------------------------------------------------------------------------------------------------------
         Outstanding at December 31, 2007                                                     3,148,333              10.06
         Granted during the year                                                              1,965,000              13.67
         Options issued to former Nikanor option holders                                        928,234              16.10
         Cancelled during the year                                                             (525,881)             14.17
         -----------------------------------------------------------------------------------------------------------------
         Outstanding at December 31, 2008                                                     5,515,686  $           11.95
         -----------------------------------------------------------------------------------------------------------------

         (1) Denominated in Canadian dollars.

         During the year ended December 31, 2008, 1,965,000 (2007 - 1,275,000)
         stock options were granted pursuant to the Company's stock option plan with an average exercise price of $13.67 (2007 - $14.58). The value assigned to these options was calculated using the Black-Scholes valuation model with the following assumptions: dividend yield 0%, expected volatility 68%, risk-free rate of return 3.75% and expected maturity of 5 years. The weighted average grant date fair value of each option was $7.83 (2007 - $8.09). The total fair value assigned to these options was $15,381,000 (2007 - $10,320,218). These options vest at a rate of 33.33% in each of 2009, 2010 and 2011, respectively.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

14.      CAPITAL STOCK AND CONTRIBUTED SURPLUS (continued)

         (c) STOCK OPTIONS (continued)

         Pursuant to the rollover offer made available to holders of Nikanor options and awards under the terms of the Nikanor acquisition, the Company also issued options as part of the Nikanor acquisition to former Nikanor option holders who participated in the option plan of Nikanor. Under Nikanor's option plan, the Company granted 928,234 options with an exercise price of $16.10. The value assigned to these options was calculated using the Black-Scholes valuation model with the following assumptions: dividend yield 0%, expected volatility 63%, risk-free rate of return 3.75% and expected maturity of 10 years. The weighted average grant date fair value of each option was $11.20. The total fair value assigned to these options was $10,377. These options vest at a rate of 25% in years 2, 3, 4 and 5 after their grant date.


         The following table summarizes the stock options outstanding at December 31, 2008:

                                                                                   Outstanding unvested
         Exercise Price per Share (1)    Expiry Date      Exercisable Options           Options (2)
         --------------------------------------------------------------------------------------------------
                    $4.10            January 17, 2011                     30,000                          -
                    $7.40            April 19, 2011                      733,333                     50,000
                    $6.15            July 6, 2011                        233,334                     66,666
                    $6.00            July 9, 2011                        185,000                          -
                    $7.30            December 17, 2011                   475,001                     99,999
                    $6.61            January 7, 2012                      16,667                     33,333
                    $6.66            January 29, 2012                      8,333                     16,667
                    $12.81           April 1, 2012                         8,333                     16,667
                    $15.97           May 6, 2012                           8,333                     16,667
                    $16.29           May 9, 2012                         100,000                          -
                    $17.50           June 3, 2012                          8,333                     16,667
                    $18.09           July 1, 2012                         16,667                     33,333
                    $20.10           August 31, 2012                      16,667                     33,333
                    $14.61           December 5, 2012                    920,832                    179,168
                    $14.77           January 24, 2013                    500,000                          -
                    $16.10           July 16, 2016                       702,376                          -
                    $16.10           September 24, 2016                   97,056                          -
                    $16.10           January 8, 2017                      71,763                          -
                    $16.10           March 28, 2017                       31,158                          -
                    $13.59           April 28, 2013                            -                    390,000
                    $13.25           April 30, 2013                            -                     50,000
                    $11.47           May 14, 2013                              -                     50,000
                    $10.50           August 15, 2013                           -                    300,000
         --------------------------------------------------------------------------------------------------
                                                                       4,163,186                  1,352,500
         --------------------------------------------------------------------------------------------------

          (1)  Denominated in Canadian dollars.

          (2) The aggregate fair value of these unvested options not yet charged to operations is CDN$7,116.

The weighted average exercise price of exercisable options is CDN$11.83 and outstanding unvested options is CDN$12.20.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

14.      CAPITAL STOCK AND CONTRIBUTED SURPLUS (continued)

         (d) NIKANOR PERFORMANCE AWARDS

         In the offer made for the acquisition of Nikanor, it was agreed that the shares to be awarded as part of Nikanor's performance award plan (which is now cancelled) would be granted by the Company. As a result, the Company granted 241,176 common shares to former Nikanor employees. The fair value of each share awarded was $15.80, the market value of the Company's shares at the date of acquisition. The total fair value assigned to these awards was $3,811 and this has been included as part of the acquisition costs (see Note 3). These awards vest at a rate of 50% in years 3 and 4 after their grant date and the fair value will be accounted for in contributed surplus over the vesting period. If an employee should leave the Company as part of the merger process then the performance awards become exercisable on their leaving date and the full value assigned to their award will be recognized in contributed surplus immediately. If the future leaving date has been agreed with an employee, the vesting period has been changed to reflect the new leaving date.

         In the year ended December 31, 2008, 215,362 of these awards have been exercised and 11,063 cancelled as part of the arrangements applicable to former Nikanor employees.

15.      ASSET RETIREMENT OBLIGATIONS ("AROs")

         AROs arise from the acquisition, development, construction and normal operation of mining property, plant and equipment due to government controls and regulations that protect the environment on the closure and reclamation of mining properties. The following table details the items that affect the ARO:

                                                                                                               As at December 31,
                                                                                                                      2008
         ---------------------------------------------------------------------------------------------------------------------------
         Asset retirement obligation, beginning of year                                                      $                     -
         Arising from acquisition of Nikanor (refer note 3)                                                                    2,410
         Accretion capitalized                                                                                                   122
         Revision to estimate                                                                                                  2,142
         ---------------------------------------------------------------------------------------------------------------------------
         Asset retirement obligation, end of year                                                            $                 4,674
         ---------------------------------------------------------------------------------------------------------------------------
                                                                                                                               9,348
         ---------------------------------------------------------------------------------------------------------------------------

         The AROs which arose on the acquisition of Nikanor was recorded at fair value. Fair value was calculated by discounting the expected cash flows using a discount factor of 5% that reflected the credit adjusted risk free rate of interest applicable at the time of acquisition. The majority of the AROs relate to maintenance and monitoring of the site, earthworks, rehabilitation and reclamation of mining areas. The AROs were acquired at a fair value of $2,410.

         As at December 31, 2008, the Company reassessed its AROs resulting in the recognition of an additional liability of $2,142. The amount of $2,142 represents the present value of the revised obligations discounted at a rate of 14% that reflects the credit adjusted risk free rates applicable to the Company. It is anticipated that these costs will be incurred over a period of 5-18 years.

         A revised feasibility study incorporating all the assets of KCC and DCP is being completed and may result in further potential additional ARO liabilities in respect of the KCC and DCP assets.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

16.      RESTRICTED STOCK UNITS ("RSUs")

         Included on the Company's December 31, 2008 consolidated balance sheet is a payable of $66 related to 324,634 outstanding RSUs, (December 31, 2007 - $5,291 related to 740,434 RSUs). In the year ended December 31, 2008, 131,300 RSU's were granted to the Company's directors, senior officers, employees and consultants, (year ended December 31, 2007 - 396,272).

17.      SALES AND COST OF SALES

                                                                                                                   Year ended
                                                                                                                  December 31,
                                                                                                                      2008
         ---------------------------------------------------------------------------------------------------------------------------

         Copper                                                                                             $                 46,169
         Cobalt                                                                                                               26,228
         Cobalt concentrate                                                                                                  137,594
         ---------------------------------------------------------------------------------------------------------------------------
                                                                                                            $                209,991
         ---------------------------------------------------------------------------------------------------------------------------

         Copper and cobalt revenue relates to KCC sales following the commencement of commercial production on June 1, 2008.

         Cobalt concentrate sales relate to the DCP operation, acquired on January 11, 2008 pursuant to the acquisition of Nikanor. In accounting for the acquisition of Nikanor, the concentrate acquired was recorded at its fair value being its estimated selling price. Accordingly, cost of sales includes $68,934 representing the fair value increment assigned to the acquired concentrate all of which has been sold during the year. As a consequence of this accounting, the difference between the estimated fair value and actual realized sales price has been included in the consolidated statement of operations.

         Copper, cobalt and cobalt concentrate sales are made under various sales agreements (see note 4). Sales are made at a provisional price in the month of shipment with final pricing based on forward copper and cobalt prices at a specified period as stated in the relevant sales agreement. This provisional sale results in an embedded derivative, the host contract being the sale of metal at provisional price and the embedded derivative being the forward contract for which the provisional sale is subsequently adjusted. At each reporting date, open provisionally priced sales which retain an exposure to future changes in commodity prices are marked-to-market based on London Metal Exchange (`LME') forward prices for copper and spot London Metals Bulletin (`LMB') prices for cobalt (due to the absence of a futures market), with adjustments being recorded in sales in the statement of operations and accounts receivable on the balance sheet. The marked-to-market loss for year ended December 31, 2008 was $9,976.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

18.      GENERAL AND ADMINISTRATIVE COSTS

         a) Stock-based compensation

         Stock-based compensation charges are included in general and administrative expense. The amount expensed for the year ended December 31, 2008 was $11,257, (year ended December 31, 2007 - $5,171).

         b) Termination and change of control benefits

         On June 9, 2008, the former President and CEO tendered his resignation. General and administrative expenses for the year ended December 31, 2008 includes amounts paid in respect of the contractual termination benefits to which he is entitled, pursuant to employment and change of control agreements. Included in the consolidated statement of operations for the year ended December 31, 2008 were termination entitlements of $5,103 (including employment taxes) and accelerated stock-based compensation charges of $2,781, which is included in the stock-based compensation charges referenced above,

         In addition five senior managers are entitled to contractual termination benefits upon their resignation pursuant to employment and change of control agreements. An additional $10,374 has been accrued in respect of contractual termination benefits at December 31, 2008 and an additional $9,686 in respect of accelerated stock-based compensation charges has been recognised.



19.      IMPAIRMENT OF MINERAL PROPERTIES AND INVENTORIES

         The Company is required to test the recoverability of long-lived assets when circumstances indicate that their carrying amount may not be recoverable. The Company considered the precipitous decline in the copper and cobalt prices in the fourth quarter of 2008 and the deterioration in the credit markets as well as revised production plans developed by the Company in response to these factors to be events that required the Company to test for recoverability. The Company used the concept of an asset group when calculating the carrying value of long-lived assets and considered the Kamoto project and KOV pit development as one asset group. The carrying value was calculated to be greater than the undiscounted cash flows expected from the asset group and as such the Company has written these assets down to their estimated fair value.

         The Company used a present value technique to estimate the fair value of the long-lived assets which included estimates of future cash flows, expectations on the timing of those cash flows, the time value of money, a factor for bearing the uncertainty, forecasted metal prices, forecasted exchange rates and an estimate of the useful life of the assets.

         The Company also tested inventories for recoverability and provisions for impairment were made based on net realizable value. Net realisable value was adversely affected by lower copper and cobalt prices and increased transportation costs.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

19.      IMPAIRMENT OF MINERAL PROPERTIES AND INVENTORIES (Continued)

                                                                                                                    Year ended
                                                                                                                   December 31,
         Impairment write downs                                                                                        2008
         ---------------------------------------------------------------------------------------------------------------------------
         Mineral properties (1)                                                                                $           1,498,349
         Inventories (2)                                                                                                      46,061
         ---------------------------------------------------------------------------------------------------------------------------
                                                                                                               $           1,544,410
         ---------------------------------------------------------------------------------------------------------------------------

         (1) Primarily due to an inability to obtain project financing and as consequence of a deterioration in the credit markets brought on by the global economic downturn, the significant decline in metal prices and delays in finalizing a new joint venture agreement, (see note 25), the Company made a decision to defer the phased development of an SX/EW plant. All work on this project was stopped in early 2009 and all construction contracts are being terminated, (see note 10).

              In addition to the terminated construction contracts, the Company has revised its business plan and it now encompasses a phased approach to capacity expansion. With consideration to this phased expansion and market deterioration, the fair value of the Company's mineral properties was estimated using a discounted cash flow approach with the above resultant write down.

         (2) The write down primarily relates to concentrate work in process and finished goods inventories and ore in stockpiles.

20.      OTHER EXPENSES

                                                                                                                Year ended
                                                                                                                December 31,
                                                                                                             2008          2007
         --------------------------------------------------------------------------------------------------------------------------

         Foreign exchange losses                                                                        $       3,068 $      18,370
         Net derivative losses (note 13)                                                                        2,552             -
         --------------------------------------------------------------------------------------------------------------------------
                                                                                                        $       5,620 $      18,370
         --------------------------------------------------------------------------------------------------------------------------

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

21.      RELATED PARTY TRANSACTIONS

         Related parties and related party transactions not otherwise disclosed in these consolidated financial statements include:

         Related Parties

         Kamoto Operating Limited ("KOL"), a company incorporated pursuant to the laws of the DRC, has been appointed to act as the operator of the Kamoto project pursuant to the Kamoto Joint Venture Agreement and an operating agreement ("Operating Agreement") between KOL and the Company's subsidiary, KCC, executed on November 2, 2005. Current shareholders and a director of the Company are owners of KOL. The Operating Agreement establishes the terms and conditions pursuant to which KOL as operator will provide services to KCC in the planning and conduct of exploration, development, mining, processing and related operations with respect to the Kamoto Joint Venture Assets, including a management fee to be provided to KOL. Fees to the end of May, 2008 have been capitalized to mineral interests. From the commencement of commercial production on June 1, 2008, fees have been expensed to the consolidated statement of operations and comprehensive loss.

         Enterprise Generale Malta Forrest SPRL ("EGMF"), a company owned by George Forrest and which has Malta Forrest as a Director, both of whom have a beneficial interest in the Company, was involved in the sourcing and provision of goods and services (including construction and other resources), mining of one of the open pit ore bodies, civil work and the construction of a tailings dam.

         Malta Forrest, who is a Director and has a beneficial interest in the Company, provides consultation on corporate affairs in the DRC.

         Bateman Engineering N.V ("Bateman"), a company in the BSG Resources group who through Oakey Investment Holdings, is a major shareholder in the Company, and is engaged in the engineering and procurement of KOV and the Kamoto Project.

         DEM Mining SPRL ("DEM"), Dan Gertler holds an interest in the shares in DEM and has a beneficial interest in the Company. DEM has been contracted to drill, mine and transport ore from the Tilwezembe mine to the crusher at the KZC plant. As at December 31, 2008, BSG Resources held and interest in DEM however during 2009 BSG has sold this interest.

         La Generale des Carrieres et des Mines ("Gecamines"), a state owned and operated mining enterprise of the DRC, has a 25% minority interest in DCP and KCC. Both DCP and KCC are required to make royalty payments to Gecamines. In addition, DCP purchases goods and services from Gecamines in the normal course of business.

         Glencore International AG ("Glencore") is a major shareholder and is represented on the Board of the Company. Glencore entered into a 100% off-take agreement for concentrate sales with the Company and commencing January 1, 2009, pursuant to additional off-take agreements, all copper and cobalt metal produced will also be sold to Glencore on market terms. Glencore has also provided funding to the Company in the form of convertible debt (see notes 5 and 12).

         Xstrata Queensland Ltd ("Xstrata ") is identified as a related party on the basis Glencore holds a significant interest in Xstrata at December 31, 2008; this interest represented 34.45% of the issued share capital. During the year ended December 31, 2008, Xstrata has provided mining equipment and services to the Company.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

21.      RELATED PARTY TRANSACTIONS (continued)

         Transactions

         All transactions are in the normal course of business. The following table provides the total amount of the transactions entered into with these related parties:

                                                                                          Year ended               Year ended
                                                                                       December 31, 2008        December 31, 2007
         ---------------------------------------------------------------------------------------------------------------------------
         Purchases from related parties
         Bateman                                                                   $                  26,129 $                     -
         DEM                                                                                          37,875                       -
         EGMF                                                                                         29,417                  20,325
         Gecamines                                                                                     5,271                       -
         KOL                                                                                           8,756                   7,327
         Malta Forrest                                                                                    90                       -
         Xstrata                                                                                      38,774                       -
         Sales to related parties
         DEM                                                                                             601                       -
         Glencore                                                                                    110,351                       -
         ---------------------------------------------------------------------------------------------------------------------------

                                                                                    As at December 31, 2008  As at December 31, 2007
         ---------------------------------------------------------------------------------------------------------------------------
         Amounts owed to related parties
         Bateman                                                                   $                   8,257 $                     -
         DEM                                                                                           3,690                       -
         Gecamines                                                                                        13                       -
         Glencore (convertible debt)                                                                 162,885                 149,518
         KOL                                                                                           5,116                   2,448
         Xstrata                                                                                      14,608                       -
         Amounts owed by related parties
         Glencore                                                                                      7,454                       -
         ---------------------------------------------------------------------------------------------------------------------------

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

22.      COMMITMENTS

         The following table summarizes the Company's contractual and other obligations as at December 31, 2008.

                                                                           Less than 1                   4-5      After 5
         Payments due by period                                  Total          year       1-3 years     years      years
         -------------------------------------------------------------------------------------------------------------------
         Property operating lease                             $      2,604 $         868 $       1,736 $      -  $         -
         Capital expenditure commitments                            31,745        31,745             -        -            -
         Debentures payable (1)                                    211,697        24,217        48,345  139,135            -
         Long-term debt (1)                                        175,040             -       175,040        -            -
         -------------------------------------------------------------------------------------------------------------------

          (1) The total payable includes all interest costs to the date of repayment

         Glencore and the Company have signed an off-take agreement whereby, commencing January 1, 2009, all copper and cobalt produced will be sold to Glencore based on market terms.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

23.      INCOME TAXES


         The following table reconciles the expected income tax recovery at the statutory income tax rate to the amounts recognized in the statements of operations:

                                                                                                       Year ended December 31,
                                                                                                       2008              2007
         ---------------------------------------------------------------------------------------------------------------------------
         Loss before income taxes reflected in the
          consolidated statements of operations                                                  $     (1,705,955) $        (48,283)
         ---------------------------------------------------------------------------------------------------------------------------

         Expected income tax recovery at Canadian statutory rates                                         503,257            15,508
         Effect of differences in foreign tax rates                                                        30,282             3,707
         Effect of change in temporary differences not recognized                                         (69,642)           (7,636)
         Permanent differences                                                                              8,063            (6,556)
         Tax benefit of losses not recognized                                                             (65,196)           (4,575)
         Adjustment in respect of prior years                                                                 298               (19)
         ---------------------------------------------------------------------------------------------------------------------------
         Recovery of income taxes:                                                               $        407,062  $            429
         ---------------------------------------------------------------------------------------------------------------------------

         The following tables reflect the future income tax asset and liability amounts at December 31, 2008 and December 31, 2007:

                                                                                                                     2008      2007
         ---------------------------------------------------------------------------------------------------------------------------
         Future income tax assets
         Property, plant and equipment                                                                          $      18  $      -
         Exploration and development                                                                               73,466     7,233
         Non-capital losses carried forward                                                                        93,122     4,127
         Other                                                                                                     53,220     1,874
         ---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  219,826    13,234
         Less: valuation allowance                                                                               (160,675)  (12,633)
         ---------------------------------------------------------------------------------------------------------------------------
         Total future income tax assets                                                                            59,151       601
         ---------------------------------------------------------------------------------------------------------------------------

         Future income tax liabilities
         Exploration and development                                                                              (21,640)        -
         Property, plant and equipment                                                                           (200,430)        -
         ---------------------------------------------------------------------------------------------------------------------------
         Total future tax liabilities                                                                            (222,070)        -
         ---------------------------------------------------------------------------------------------------------------------------

         ---------------------------------------------------------------------------------------------------------------------------
         Future income tax (liabilities) assets                                                                 $(162,919) $    601
         ---------------------------------------------------------------------------------------------------------------------------

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

23.     INCOME TAXES (continued)

        The future income tax asset of $59,151 primarily represents losses carried forward, to the extent these offset future tax liabilities arising in the same company.

        The Company has recorded a valuation allowance in respect of non-capital losses and other tax assets in the amount of $160,675 as at December 31, 2008 (December 31, 2007 - $12,633) as it is not considered to be more likely than not that the benefit associated with these losses and other tax assets will be realized prior to their expiry.

        The Company has recorded a future income tax liability of $570,691 in respect of the acquisition of Nikanor PLC (see note 3), of which $407,060 has reversed during 2008, including $386,380 in respect of the impairment charge. The balance at December 31, 2008 is included in the $200,430 shown above.

        Gross non-capital losses carried forward of $17,427 expired on the acquisition of Nikanor PLC. As at December 31, 2008, the Company had gross non-capital losses available for future use expiring in 2013 and thereafter of $317,468 (December 31, 2007 - $16,536).

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

24.     SEGMENTED INFORMATION

        The Company is engaged in mining, exploration and development and has assets and operations in Canada, the United Kingdom, South Africa and the DRC. For management purposes, results are reported at the corporate level (Canada, the United Kingdom and South Africa) and at the operational level in the DRC as described below:

                                                                                                 Operations in
                                                                                               Democratic Republic
                                                                              Corporate              of Congo            Total
         ---------------------------------------------------------------------------------------------------------------------------
         As at December 31, 2008
         ---------------------------------------------------------------------------------------------------------------------------
         Cash, cash equivalents and restricted cash                     $             39,077  $              3,372  $        42,449
         Other assets                                                                 16,070             1,471,837        1,487,907
         ---------------------------------------------------------------------------------------------------------------------------
         Total Assets                                                   $             55,147  $          1,475,209  $     1,530,356
         ---------------------------------------------------------------------------------------------------------------------------

         As at December 31, 2007
         ---------------------------------------------------------------------------------------------------------------------------
         Cash, cash equivalents and restricted cash                     $             99,586  $              1,128  $       100,714
         Other assets                                                                 25,232               322,876          348,108
         ---------------------------------------------------------------------------------------------------------------------------
         Total Assets                                                   $            124,818  $            324,004  $       448,822
         ---------------------------------------------------------------------------------------------------------------------------

         Year ended December 31, 2008
         ---------------------------------------------------------------------------------------------------------------------------
         Sales revenues                                                 $                  -  $            209,991  $       209,991
         Write down of mineral properties and inventories                                  -            (1,544,410)      (1,544,410)
         Net loss                                                                    (50,068)           (1,248,825)      (1,298,893)
         General and administrative                                                   42,202                24,508           66,710
         Interest income                                                              16,180                     -           16,180
         Debenture interest                                                          (18,426)                    -          (18,426)
         Recovery of income taxes                                                        429               406,633          407,062
         ---------------------------------------------------------------------------------------------------------------------------

         Year ended December 31, 2007
         ---------------------------------------------------------------------------------------------------------------------------
         Net loss                                                       $            (47,154) $               (700) $       (47,854)
         General and administrative                                                  (15,629)                    -          (15,629)
         Interest income                                                               4,712                     -            4,712
         Debenture interest                                                          (18,996)                    -          (18,996)
         Recovery of income taxes                                                          -                   429              429
         ---------------------------------------------------------------------------------------------------------------------------

         Certain comparative figures have been reclassified to conform to the current year presentation.

    The accompanying notes constitute an integral part of these consolidated financial statements

KATANGA MINING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

Years ended December 31, 2008 and 2007
--------------------------------------------------------------------------------

25.      CONTRACT REVIEW

         The long-term economic viability of the Company is dependent upon the availability of sufficient economically recoverable ore reserves and the ongoing renewal of mining and other licences. The mining concessions on which the Company is currently operating and developing is located in the DRC. As a result, the Company is subject to certain risks, including possible political or economic instability in the DRC, which may result in the impairment, loss of mineral concession or renegotiation of the joint venture contracts with Gecamines. Any changes in laws or regulations or shifts in political attitudes are beyond the control of the Company and may adversely affect its business. In relation to the DRC Commission appointed by the DRC Government to review mining agreements, the Company expects there to be no material adverse affect. However no assurance can be given as to the outcome of any future discussions or negotiations between DCP, KCC and the DRC Government or that either DCP's or KCC's security of tenure and ability to secure additional financing in the future may not be adversely affected so as to have a material adverse effect on its business, operating results and financial position.


         Discussions with Gecamines to complete the amended KCC Joint Venture Agreement continue to progress, using the framework established in the Memorandum of Understanding ("MOU") announced on August 5, 2008. Following meetings between the parties and representatives of the DRC Mines Minister, the MOU has been modified with provisions for: a right of pre-emption in the event of a change of control of KFL Limited ("KFL"); restrictions on transferring shares of KCC during the first year of commercial operation of KCC; return to Gecamines without consideration of the mining rights and titles of KCC/DCP upon the winding up or liquidation of those companies; and provisions regarding the use of excess cash-flow so that payments of distributions to shareholders can be made alongside payments of intra-group loans. This latter provision will enable Gecamines to receive cash-flow payments earlier. Further revisions under discussion include: the mechanics for replacement of tonnage in exchange for the deposits returned to Gecamines as part of the February 2008 agreement; the cash value to be paid by Gecamines in the event that the deposits are not replaced; the method of calculation of royalties payable to Gecamines ; the area of exploitation permits to be transferred by Gecamines to KCC; and whether the KFL or KCC entities will make pas de porte (`entry premium') payments and the schedule for these payments.

    The accompanying notes constitute an integral part of these consolidated financial statements